Exhibit 99.1

PRESS RELEASE

Contacts:
Investors	Media
EVC Group	EVC Group
Douglas Sherk, (415) 896-6820	Sheryl Seapy
Jennifer Beugelmans, (415) 896-6820	(415) 272-3323

FOR IMMEDIATE RELEASE

PHARSIGHT INCREASES CREDIT FACILITY TO $3 MILLION

Silicon Valley Bank Extends Terms of Credit Facility to May 2005

Company Also Provides Fiscal 2005 Outlook

MOUNTAIN VIEW, Calif., June 1, 2004 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced that it has reached an agreement with Silicon Valley Bank to expand its secured revolving credit facility to $3 million from $2 million. The credit facility has been renewed for an additional 12 months, to May 27, 2005.

“The expansion and extension of our credit facility reflects Silicon Valley Bank’s confidence in the improving financial fundamentals of Pharsight,” said Shawn M. O’Connor, President and CEO of Pharsight Corporation. “The increased credit facility will provide us with more flexibility to fund our expanding operations and future growth.

“During the past year, we have successfully executed our business plan while our products and services have experienced growing demand from the pharmaceutical industry,” continued Mr. O’Connor. “As pharmaceutical companies face increasing pressure to cost-effectively bring new drugs to market, our analysis methodology and our core software offerings, including the Pharsight Knowledge Server™ (PKS ™) and WinNonLin®, have continued to gain mindshare and market share. As a result, we were able to achieve profitability during our fiscal fourth quarter of 2004. We expect to see increased revenue contributions from both PKS and our new Drug Model Explorer™ (DMX™) which will help us reach our goal of profitability for the full fiscal year of 2005. Specifically, our goal for the full fiscal year 2005 is to grow revenue by 27 to 30 percent, compared with fiscal 2004, and depending on revenue mix, to achieve net income that is 5 to 10 percent of total revenue,” concluded Mr. O’Connor.

The Company achieved revenue of $17.73 million and reported a net loss of $2.0 million and a net loss attributable to common stockholders of $3.0 million during fiscal 2004, which ended March 31, 2004.

The net income goal for fiscal 2005 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred Shares instead of cash. The fair market value of such Series B Preferred shares may fluctuate widely and may be greater or lesser than the stated value of the Series B Preferred shares. The fair market value of the Series B Preferred Shares is determined by a third-party evaluation and is based on a variety of factors.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

Safe Harbor

The statements regarding Pharsight’s drive toward sustainable growth and profitability and long-term revenue trends in Pharsight’s software business in this press release may be considered forward-looking statements. Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations due to a variety of factors, including: timing of completion of large software installations and related revenue recognition may cause revenue and net income to fluctuate significantly in individual quarters; unpredictable fluctuations in the independent valuation of Pharsight’s preferred stock dividends may cause net income attributable to common stockholders in any future period to be significantly less than net income before the effect of the preferred dividend; changing economic conditions may affect the demand Pharsight expects for its products and services and may prevent the company from sustaining positive cash flow; changes in Pharsight research and development focus or operating strategies due to new market opportunities or conditions may delay the company’s growth or ability to sustain profitability or the company’s ability to sustain positive cash flow; and other risks disclosed under the caption “Risk Factors” in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on February 12, 2004. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight and WinNonLin are registered trademarks of Pharsight Corporation. Pharsight Knowledgebase Server, PKS, PKS Reporter, Drug Model Explorer and DMX are trademarks of Pharsight Corporation.